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                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

     AGREEMENT made this [     ] day of [          ], 1996, between UST INC., a
Delaware corporation (the "Company"), and Robert D. Rothenberg (the
"Executive").

     The Executive is presently employed by the Company [or a subsidiary
thereof] as [               ].

     The Board of Directors of the Company (the "Board") recognizes that the Executive's contribution to the growth and success of the Company during the
past [          ] years has been substantial. The Board desires to provide for the continued employment of the Executive and to make certain changes in the Executive's employment arrangements with the Company which the Board has determined will reinforce and encourage the continued attention and dedication to the Company of the Executive as a member of the Company's management, in the best interest of the Company and its shareholders. The Executive is willing to commit himself to continue to serve the Company, on the terms and conditions herein provided.

     In order to effect the foregoing, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Employment. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein.

     2.  Term.  The term of this Agreement (the "Term") shall commence on the
date hereof and end on [          ], unless further extended or sooner
terminated as hereinafter provided. On the first anniversary of the date hereof, and on each successive anniversary of the date hereof, the Term shall be automatically extended one (1) additional year unless, prior to such anniversary, the Company shall have delivered to the Executive or the Executive shall have delivered to the Company written notice that the Term hereunder will not be extended. Subject to the provisions of 29 CFR Section 631(c), in no event, however, shall the Term extend beyond the end of the calendar month in which the Executive's 65th birthday occurs.

     3. Position and Duties. The Executive shall serve as Executive Vice President of the Company and shall have such responsibilities and authority as may from time to time be assigned to the Executive by the Board or the Chief Executive Officer. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company.

     4. Place of Performance. In connection with the Executive's employment by the Company, the Executive shall be based at the principal executive offices of the Company in Greenwich, Connecticut, except for required travel on the Company's business to an extent substantially consistent with present business travel obligations.

     5.  Compensation and Related Matters.

          (a) Salary. During the period of the Executive's employment hereunder, the Company shall pay to the Executive a salary at an annual rate not less than the rate in effect as of the date hereof or such higher rate as may from time to time be determined by the Board, such salary to be payable in accordance with the Company's then regular payroll practice. This salary may be increased from time to time in accordance with normal business practices of the Company and, if so increased, shall not thereafter during the term of this Agreement be decreased. Compensation of the Executive by salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company. The salary payments (including any increased salary payments) hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Executive's salary hereunder.

          (b) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including all expenses of travel and
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     living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

          (c) Other Benefits. The Executive shall be eligible, while performing services hereunder, to participate in or to receive benefits under any employee benefit plan or arrangement made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements; provided, however, that this provision shall not apply to the Company's Incentive Compensation Plan ("ICP"). Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to subsection (a) of this Section.

          (d) Vacations. The Executive shall be entitled to the number of vacation days in each calendar year, and to compensation in respect of earned but unused vacation days, determined in accordance with the Company's vacation policy. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

          (e) Services Furnished. The Company shall furnish the Executive with office space, secretarial support and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties as set forth in Section 3 hereof.

     6. Offices. The Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company and any of its subsidiaries and in one or more executive offices of any of the Company's subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided by Article VIII of the Company's By-Laws. The Executive further agrees that, upon the termination of the Executive's employment for any reason, he will resign from the Board and the board of directors of any subsidiary of the Company and any directorship held by reason of his employment with the Company or any of its subsidiaries, effective as of the Date of Termination (as defined in Section 8(f) hereof).

     7. Improvements; Confidential Information. Annex I hereto, as from time to time amended, is a form of Employee Secrecy Agreement between the Executive and the Company, concerning the treatment of Improvements and Confidential Proprietary Information (as defined therein) and related matters. The Executive agrees to comply with all terms of said Employee Secrecy Agreement.

     8. Termination. The Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

          (a) Death. The Executive's employment hereunder shall terminate upon his death.

          (b) Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months, and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such six-month period) shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Executive's employment hereunder.

          (c) Cause. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, "Cause" shall mean (i) the willful and continued failure by the Executive to substantially perform his duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), which failure is not cured within ten (10) business days after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties; (ii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise (including, but not limited to, conduct that constitutes Competitive Activity, as defined in Section 10 hereof); or (iii) the commission of an act that constitutes a material breach of this Agreement, including without limitation the willful violation by the Executive of the provisions of the Employee Secrecy Agreement in the form of Annex I hereto; provided, however, that upon the
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     occurrence of any of the events constituting a Change in Control (as defined in Section 8(d) (iii) hereof), the foregoing definition of Cause shall cease to apply, and the Company shall have "Cause" to terminate the Executive's employment hereunder only if the Executive commits an act or acts of dishonesty constituting a felony under the laws of the United States, any State thereof or any applicable foreign country and resulting or intended to result directly or indirectly in gain or personal enrichment at the expense of the Company. For purposes of this subsection, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, if the Executive's employment is terminated on or following a Change in Control, the Executive shall not be deemed to have been terminated for Cause without (1) reasonable notice to the Executive setting forth the reasons for the Company's intention to terminate for Cause, (2) an opportunity for the Executive, together with his counsel, to be heard before the Chief Executive Officer of the Company or his specifically designated representative, and (3) delivery to the Executive of a Notice of Termination, as defined in subsection (e) hereof, from the Chief Executive Officer of the Company or his specifically designated representative finding that in the good faith opinion of such executive or representative the Executive was guilty of conduct set forth above in clause (i), (ii) or (iii) hereof, and specifying the particulars thereof in detail.

          (d) Termination by the Executive. (i) The Executive may terminate his employment hereunder (A) for Good Reason or (B) if his health should become impaired to an extent that makes his continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that the Executive shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request, the Executive shall submit to an examination by a doctor selected by the Company and such doctor shall have concurred in the conclusion of the Executive's doctor.

             (ii) For purposes of this Agreement, "Good Reason" shall mean (A) a Change in Control (as defined below), (B) a failure by the Company to comply with any material provision of this Agreement which has not been cured within ten (10) business days after notice of such noncompliance has been given by the Executive to the Company, or (C) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of subsection (f) hereof (and for purposes of this Agreement no such purported termination shall be effective).

             (iii) For purposes of this Agreement, a change in control of the Company ("Change in Control") shall be deemed to have occurred if

                (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than (1) the Company or any of its subsidiaries, (2) any "person" who on the date hereof is a director or officer of the Company, (3) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (4) an underwriter temporarily holding securities pursuant to an offering of such securities, or (5) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (a "Person"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act (a "Beneficial Owner")), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (C)(1) below; or

                (B) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or
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           nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

                (C) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 80% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its subsidiaries) representing 20% or more of the combined voting power of the Company's then outstanding securities; or

                (D) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 80% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

          (e) (i) Termination by Mutual Consent. Unless a Change in Control shall have previously occurred, the Company may also terminate the Executive's employment at any time, without Cause, if, in its sole discretion, the Chief Executive Officer determines that such termination is in the best interests of the Company. The Executive acknowledges and agrees that, upon such a determination by the Chief Executive Officer, he shall be deemed to have resigned (without Good Reason) from the Company effective as of the date set forth in the Notice of Termination ("Termination by Mutual Consent") and shall be entitled only to the benefits payable pursuant to
     Section 9(c) hereof; provided, however, that if the Executive complies with the provisions of this Section 8(e), then in consideration therefor, he shall be entitled to the benefits provided in Section 9(d) hereof upon execution of the Subsequent Agreement (as defined in Section 9(d) hereof).

             (ii) In consideration of the benefits provided under Section 9(d) hereof, the Executive agrees and covenants (A) to execute a general release, in the form attached hereto as Annex II (the "Release"), of any and all claims the Executive may have or may believe he has against the Company and/or its officers, directors, employees, agents and representatives; and (B) not to seek any recovery against the Company or its officers, directors, employees, agents or representatives for any cause or reason related to or arising from his employment with the Company or the termination thereof pursuant to this Section 8(e), other than a failure or refusal of the Company to pay the Executive (x) the benefits described in Section 9(d) hereof, as specified in the Subsequent Agreement (as defined in Section 9(d)(ii) hereof), and (y) the benefits to which he is entitled subsequent to his termination of employment pursuant to the terms of one or more of the Company's employee benefit plans. The covenant set forth in clause (B) of this
        Section 8(e)(ii) includes, without limitation, seeking any recovery against the Company or its officers, directors, employees, agents or representatives in any forum, including without limitation any court, administrative agency or otherwise. A Termination by Mutual Consent shall not be subject to the dispute resolution procedures set forth in
        Section 16 of this Agreement.
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          (f) Date of Termination; Notice of Termination.  Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to subsection (a) hereof) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, except in the event that the Executive's employment is terminated pursuant to Section 8(e) hereof, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated for Disability pursuant to subsection (b) hereof, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30)-day period), (iii) if the Executive's employment is terminated for Cause pursuant to subsection (c) hereof, the date specified in the Notice of Termination, which date, in the event that the occurrence of the Executive's act or failure to act constituting Cause is discovered by the Company subsequent to such occurrence, whether subsequent to the termination of the Executive's employment or not, may be earlier than the date on which the Notice of Termination is given but not earlier than the date of such occurrence, and (iv) if the Executive's employment is terminated for any other reason, the later of the date on which a Notice of Termination is given or the date set forth in such notice; provided, however, that, unless the termination of the Executive's employment is a Termination by Mutual Consent pursuant to Section 8(e) hereof, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined (but in no event later than the date on which the Term ends), either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence. Notwithstanding the foregoing provisions of this Section 8(f), no compensation shall be paid to an Executive whose employment is terminated pursuant to Section 8(e) hereof, except as set forth in the Subsequent Agreement.

          (g) Compensation During Dispute. If a purported termination occurs during the Term and the Date of Termination is extended in accordance with subsection (f) of this Section 8, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until such extended Date of Termination; provided, however, that unless such purported termination occurs on or after a Change in Control, such plans shall not include the ICP. Amounts paid under this Section 8(g) are in addition to all other amounts due under this Agreement (other than those due under Section 5 hereof) and shall not be offset against or reduce any other amounts due under this Agreement.

     9.  Compensation During Disability or Upon Termination.

          (a) Disability. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), the Executive shall continue to receive his full salary at the rate then in effect for such period until his employment is terminated pursuant to Section 8(b) hereof, provided that payments so made to the Executive during the first 180 days of the disability period shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment. If the Executive shall terminate his employment under clause (B) of Section 8(d)(i) hereof, the Company shall pay the Executive his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given.
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          (b) Death.  If the Executive's employment is terminated by his death, the Company shall (i) pay to the Executive's spouse, or if he leaves no spouse, to his estate, commencing on the next succeeding payroll day (as determined in accordance with the Company's then regular payroll practice) and, thereafter, on each succeeding payroll day until a total of six payments has been made, an amount on each payment date equal to the periodic salary payment payable to the Executive pursuant to Section 5(a) hereof at the time of his death; and (ii) provide to the Executive's surviving spouse and dependent children group medical benefits on a basis not less favorable than that to which they were entitled immediately prior to the Executive's death.

          (c) Cause; Resignation. If the Executive's employment shall be terminated for Cause or if the Executive shall resign or be deemed to have resigned, the Company shall pay the Executive his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to the Executive under this Agreement; provided, however, that if, subsequent to the Executive's termination of employment with the Company other than for Cause, the Company discovers facts that, had such facts been known to the Company at the time of their occurrence, would have enabled the Company to terminate the Executive's employment for Cause, the Executive shall be entitled to no future benefits hereunder and agrees to repay (including without limitation by means of offset against any amount owed to the Executive) to the Company all amounts and benefits in excess of those to which he would have been entitled had the Company terminated his employment for Cause on the Date of Termination. The Executive further agrees that if, subsequent to the Executive's termination of employment with the Company for any reason, he violates the Employee Secrecy Agreement or Section 10 hereof, he shall be entitled to no further amounts hereunder and shall repay (including without limitation by means of offset against any amount owed to the Executive) to the Company all amounts and benefits in excess of those to which he would have been entitled had the Company terminated his employment for Cause on the first date on which such violation occurs.

          (d) Termination by the Company other than for Disability or Cause, by the Executive for Good Reason or by Mutual Consent. If (A) the Company shall terminate the Executive's employment other than pursuant to Section 8(b) or 8(c) hereof (it being understood that a purported termination pursuant to Section 8(b) or 8(c) hereof which is disputed and finally determined not to have been proper shall be a termination by the Company other than pursuant to Section 8(b) or 8(c) hereof), (B) the Executive shall terminate his employment for Good Reason or (C) the Executive's employment terminates by Mutual Consent and the Executive is in compliance with the provisions of Section 8(e) hereof, then

             (i) the Company shall pay the Executive his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;

             (ii) in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as severance pay to the Executive an amount equal to the product of (A) the sum of (1) the Executive's annual salary rate in effect as of the Date of Termination and (2) the highest annual amount payable to the Executive under the ICP with respect to any of the three calendar years immediately preceding the Date of Termination, and (B) the number three; such payment to be made (X) if resulting from a termination on or following a Change of Control, in a lump sum on or before the fifth day following the Date of Termination, or (Y) if resulting under any other circumstances, in substantially equal periodic installments in accordance with the Company's then regular payroll practice, commencing with the month following the month in which the Date of Termination occurs and continuing for the number of consecutive periodic payment dates (including the first such date as aforesaid) equal to the product obtained by multiplying the number three by 24 (if the Company's then regular payroll practice is semimonthly payroll dates), 26 (if the Company's then regular payroll practice is biweekly payroll dates) or such other number as is appropriate to reflect the Company's then regular payroll practice; provided, however, that any such payment resulting from a Termination by Mutual Consent shall not be due unless and until the parties hereto have agreed in writing ("Subsequent Agreement") to each and every specific dollar amount and specific in-kind benefit due under this Agreement and the Company's employee benefit plans (other than tax-qualified employee benefit plans), at which time payment shall include all amounts payable commencing with the month following the month in which the Date of Termination occurs.

             (iii) subject (if applicable) to execution of the Subsequent Agreement, the Company shall maintain in full force and effect, for the continued benefit of the Executive for three years (including partial years) (the "Continuation Period"), all life insurance and health and medical coverage plans, disability plans, and survivor income plans in which the Executive was entitled to participate immediately prior to the Date of Termination provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. Benefits otherwise receivable by the Executive pursuant to this Section 9(d)(iii) shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during the Continuation Period (and any such benefits actually received by or made available to the Executive shall be reported to the Company by the Executive);

             (iv) subject (if applicable) to execution of the Subsequent Agreement, the Company shall pay all additional benefits to which the Executive would have been entitled under the Company's Officers' Supplemental Retirement Plan (the "SOP") and any other supplemental retirement income plan or arrangement of the Company had his employment continued for three years at the rate of compensation specified herein, such additional benefits to be paid in such form as the benefits to which the Executive is entitled in accordance with the terms of the SOP or other supplemental retirement income plan or arrangement (the "SOP Benefits") are paid; notwithstanding anything to the contrary contained in the SOP or such other supplemental retirement income plan or arrangement, Executive agrees that, unless a Change in Control shall have occurred on or prior to the Date of Termination, the Benefits and the additional benefits payable under this Section 9(d)(iv) shall not commence prior to the end of the Continuation Period (as defined in clause (iii) above);

             (v) except in the event of Termination by Mutual Consent pursuant to Section 8(e) hereof, the Company shall pay all legal fees and expenses incurred by the Executive as a result of his termination of employment; provided, however, that, unless a Change of Control shall have occurred on or prior to the Date of Termination, the legal fees and expenses to which an Executive is entitled pursuant to this paragraph
        (v) and Section 16 hereof shall not exceed, in the aggregate, the sum of $50,000; and

             (vi) the Executive agrees that, notwithstanding any contrary provision in the applicable benefit plan, he shall have no right to receive any payments (A) pursuant to the SOP or any other supplemental retirement plan prior to the end of the period during which or with respect to which the Executive is entitled to payment under subsection
        (ii) of this Section 9(d), or (B) under the ICP in respect of the year in which the Executive ceases providing services to the Company.

          (e) Gross-Up Payment. Whether or not the Executive becomes entitled to the payment provided under subsection (d) hereof, if any of the Total Payments (as hereinafter defined) will be subject to the tax (the "Excise Tax") imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive, no later than the fifth day following the Date of Termination (or such other date as is hereinafter described), an additional amount (the "Gross-Up Payment") such that the net amount retained by him, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all payments or benefits received or to be received by the Executive in connection with a Change in Control or the termination of the Executive's employment (whether payable pursuant to the terms of this Agreement or of any other plan, arrangement or agreement with the Company, its successors, any person whose actions result in a change in control or any person affiliated (or which, as a result of the completion of the transactions causing a Change in Control, will become affiliated) with the Company or such person within the meaning of section 1504 of the Code (such payments or benefits, excluding the Gross-Up Payments, being hereinafter referred to as the "Total Payments")) shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel selected by the independent auditors of the Company (as of the date immediately prior to the Change in Control) and reasonably acceptable to the Executive, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" (within the meaning of section 280G(b)(1) of the Code) shall be treated as subject to the Excise Tax, unless in the opinion of such tax counsel such excess parachute payments represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the "base amount" (within the meaning of section 280G(b)(3) of the Code), or are not otherwise subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income and employment taxes at the highest marginal rate of taxation in the state and locality of the residence of the Executive on the Date of Termination (or such other date as is hereinafter described), net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the Date of Termination (or such other date as is hereinafter described), the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a federal, state and local income and employment taxes deduction) plus interest on the amount of such repayment at 120% of the applicable federal rate (as defined in section 1274(d) of the Code). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the employment of the Executive, or at such other time as is hereinafter described (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined. If an Executive who remains in the employ of the Company becomes entitled to the payment provided for by this paragraph, such payment shall be made no later than the later of (x) the fifth day following the date on which the Executive notifies the Company that he is subject to the Excise Tax and (y) ten days prior to the date on which the Excise Tax is initially due.

          (f) Mitigation; Set-Off. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 9 by seeking other employment or otherwise. In addition, the amount of any payment or benefit provided for in this Agreement (other than Section 9(d)(iii) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefit, and, except as provided in Section (9)(c) hereof, shall not be reduced by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

     10. Noncompetition. The Executive agrees that he will not engage in any Competitive Activity during any period with respect to which he is entitled to severance pay pursuant to Section 9(d)(ii) hereof or to employee welfare benefits pursuant to Section 9(d)(iii) hereof; provided, however, that this provision shall cease to apply upon the occurrence of any of the events constituting a Change in Control. For purposes of this Section, "Competitive Activity" shall mean activity, without the written consent of an authorized officer of the Company (which consent shall not be unreasonably withheld), consisting of the Executive's participation in the management of, or his acting as a consultant for or employee of, any business operation of any enterprise if such operation (a "Competitive Operation") is then in substantial and direct competition with a principal business operation of the Company, as now or hereafter designated by the Board; provided, however, that no business operation may be designated a principal business operation of the Company unless the Company's profits, sales or assets attributable to such business operation amount to at least 10 percent (10%) of the Company's total profits, sales or assets. Competitive Activity shall not include (1) the mere ownership of up to five percent (5%) of the outstanding securities in any enterprise; or (2) the participation in the management of, or acting as a consultant for or employee of, any enterprise or any business operation thereof, other than in connection with a Competitive Operation of such enterprise, provided that the Executive does not furnish advice with respect to inventions, processes, customers, methods of distribution or methods of manufacture of any Competitive Operation of such enterprise.

     11.  Successors; Binding Agreement.

          (a) In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

     12. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:

         ---------------------------------

         ---------------------------------

         ---------------------------------

         If to the Company:

              UST Inc.
              100 West Putnam Avenue
              Greenwich, Connecticut 06830

         Attn: Corporate Secretary

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     13. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company's Chief Executive Officer or such other officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term shall survive such expiration.

     14. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     16.  Settlement of Disputes; Arbitration.

          (a) All claims by the Executive for benefits under this Agreement (other than in connection with a termination of the Executive's employment pursuant to Section 8(e) hereof) shall be directed to and determined by the Nominating and Compensation Committee of the Board (the "Committee") and shall be in writing. Any denial by the Committee of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Committee shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Committee a decision of the Committee within sixty (60) days after notification by the Committee that the Executive's claim has been denied.

          (b) Any further dispute or controversy arising under or in connection with this Agreement (other than in connection with a termination of the Executive's employment pursuant to Section 8(e) hereof) shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any anticipated or continued violation of the provisions of Section 10 hereof or the Employee Secrecy Agreement in the form of Annex I hereto, and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond. Subject to the provisions of Section 9(d)(v) hereof, the expense of such arbitration (including legal fees) shall be borne by the Company. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising in connection with a termination of the Executive's employment hereunder on or following a Change in Control.

     17. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement and the Employee Secrecy Agreement in the form of Annex I hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                            UST INC.

    Attest:

By:                                         Name:
--------------------------------------      ------------------------------------

By:                                         Title:
--------------------------------------      ------------------------------------

                                            EXECUTIVE

--------------------------------------      ------------------------------------

                                                                         ANNEX I

                                    UST INC.
                           EMPLOYEE SECRECY AGREEMENT

     THIS AGREEMENT, entered into this [     ] day of [               ], 1996,
by and between UST Inc., a corporation existing under the laws of Delaware and having its principal offices in Greenwich, Connecticut (hereinafter referred to as "UST"), and Robert D. Rothenberg, residing at [
          ] (hereinafter referred to as the "Employee").

                              W I T N E S S E T H:

     WHEREAS, UST (which for the purposes of this Agreement shall include its subsidiaries and affiliates) has developed and uses commercially valuable technical and non-technical information (hereinafter "Proprietary Information") and, to guard the legitimate interest of UST, it is necessary to protect the Proprietary Information either by patents or by holding it secret or confidential or to copyright such Proprietary Information as may be sought to be copyrighted; and

     WHEREAS, the aforesaid Proprietary Information is vital to the success of UST's business, provides UST with commercial advantage vis-a-vis its competitors and Employee through his employment may become acquainted therewith and may contribute thereto either through inventions, discoveries, improvements or otherwise; and

     WHEREAS, the disclosure of that Proprietary Information such as confidential or secret information could be very harmful to UST's business and its employees, in turn, could suffer loss;

     NOW, THEREFORE, in consideration of past and present employment and in confirmation of the terms and conditions of said employment it is agreed as follows:

          1. All ideas, methods, formulae, inventions, improvements and developments directly or indirectly relating to aging, curing, flavoring, manufacturing, processing and/or packaging of tobacco products and those directly or indirectly relating to other products and fields of activity of Employee's employment (whether patentable or unpatentable) made, conceived or developed by Employee alone or jointly with one or more others during the term of Employee's employment (whether at the request or suggestion of UST or otherwise and during the regular hours of work or otherwise) and within one (1) year thereafter (hereinafter called "Improvements") shall be the property of UST, and Employee shall disclose each of the same promptly and in such manner as requested by UST, including by delivery to UST of all papers, drawings, models, data and any other material relating to the Improvements. Unless and except if a specific waiver has been granted for any copyright or a renewal of such copyright or any derivative work thereof, such Improvements shall also include copyrightable works which are hereby acknowledged to be works "made-forhire", and shall include for the benefit of UST all derivative, underlying, secondary, or similar rights derived from such copyright.

          2. Employee shall keep such records as UST considers desirable in connection with the conception, disclosure and utilization of the Improvements and shall execute all proper documents to insure that UST shall have the full benefit, enjoyment, ownership, and title to Improvements, including without limitations, patent disclosures, disclosures of Proprietary information, patent applications and assignments, trademark rights, copyrights, etc. In the event UST is unable, for any reason whatsoever, to secure Employee's signature to any lawful and necessary documents required for the purpose stated above, Employee hereby irrevocably designates and appoints UST, and its duly authorized officers and agents, as his agent(s) and attorney(s)-in-fact to act for and on behalf of Employee, to execute and file any such documents and to do all other lawfully permitted acts to further the prosecution and issuance of any governmental grant such as letters patent, copyrights, author's certificates, etc., thereof with the same legal force and effect as if actually executed by Employee.

          3. Employee anticipates that among the Proprietary Information he will receive will be certain confidential or trade secret information which directly or indirectly relates to the business of UST, and which he understands includes (i) the Improvements and the details of the construction and operation of machines and the processes followed by UST in the aging, curing, flavoring, processing, manufacturing and/or packaging of UST products, (ii) the volumes of the various products manufactured or sold by UST, and the relationships between the various products from the standpoint of the dollar volumes of such sales, (iii) the gross and net profits of UST products, and the sources of materials which are used to produce such products including the quantities and dollar values of such materials purchased by UST, (iv) the blending and other procedures involved in the blending and other procedures involved in producing the products manufactured or sold by UST, and (v) the sales and marketing plans and programs of or for UST including advertising, promotions, distribution, credit terms and customer information; and he will not at any time, whether during said employment or thereafter, directly or indirectly, disclose this Proprietary Information to others, except in the course of said employment, and then he shall not act contrary to specific instructions from UST.

          4. Employee, upon termination of employment, shall promptly deliver to UST all drawings, blueprints, manuals, letters, notes, reports, and all other materials relating to Proprietary Information in his possession or under his control, without retaining any copies thereof.

          5. If any Proprietary Information is required to be disclosed by a governmental request or in a judicial process, anyone served with such request shall promptly notify UST without first disclosing any such Proprietary Information. The obligation to notify UST assures UST that it may obtain sufficient counsel or seek a protective order or an order by the court placing such information under seal or designating such information "Proprietary Information" or "Trade Secret Information" or any such designation employed by the various state or federal statutes. Such obligation survives the termination of employment.

          6. The compensation regularly and periodically paid Employee in the course of said employment by UST includes a component payment, in full, for his obligations hereunder. It is understood that UST shall pay all expenses incident to obtaining copyrights or patents or trademarks on the Improvements and to the execution and recording of assignments and other documents incident to security title thereto in UST.

          7. It is understood that information presently in the public domain or which comes into the public domain without any breach of this Agreement by Employee shall not be Proprietary Information, but the fact that UST utilizes any such information shall be Proprietary Information.

          8. It is further understood that UST may conduct a yearly audit of its Proprietary Information and each employee understands that such audit is to assure that its Proprietary Information is being maintained as prescribed by the procedures established by UST.

          9. As any data storage and/or retrieval system such as electronic data storage and retrieval system, laser image or image storage and/or retrieval system and the like may accumulate and/or provide access to enormous amounts of very valuable information including Proprietary Information, and further as such information may be dispersed throughout such data storage systems, and still further as such information may be manipulated to provide significant Proprietary Information retrieved from a combination of these stored data, all such data storage systems and information retrieval from same must be considered to be based on and to contain Proprietary Information. Unless such use and/or manipulation of such information in a data storage system is authorized, all such access to and/or manipulation of such information is considered to be unauthorized. Any violation of access and/or manipulation of such information in a data storage system including making a copy, in whatever form, of this information, on premises of UST or off premises of UST, is a basis for dismissal unless good cause is shown why such use and/or copying was believed to be authorized.

          10. In the event Employee's employment with UST will cease, the Employee agrees to an exit interview conducted by UST which may cover, among other items, any inquiry about Proprietary Information which belongs to UST and/or is considered by UST as belonging to it.

          11. The terms of this Agreement shall survive the termination of Employee's employment by UST and shall be binding upon the Employee's heirs, successors and legal representatives.

          12. It is also understood that if Employee were to be employed by a competitor that Employee may be asked to sign an agreement whereby Employee will be required to reiterate and reaffirm the above terms and give a positive assurance that up to termination Employee has abided by the terms of this Agreement and during the employment with the competitor Employee will scrupulously observe and abide by the terms of this Agreement.

          13. It is also understood that the term "Proprietary Confidential Information" includes any and all information of or relating to UST not otherwise publicly available including, without limitation, any such information developed by management or UST's agents or representatives pertaining to proposals or similar studies or analyses with respect to any actions of any manner whatsoever which may be taken in the event of an actual or attempted acquisition or change of control of UST.

                                          UST Inc.

                                          By:
                                            ------------------------------------

     I have read and understand the above and I hereby agree that its conditions set forth are fair and shall abide by them. I also agree to the issuance of a consent judgment and injunction upon violation of this Agreement which will enjoin me from future violation.

                                          --------------------------------------
                                          Employee

     Bi-yearly Audit of Proprietary Information:

                                              AUTHORIZED
                                               SIGNATURE                   EMPLOYEE'S
DATE                PLACE                     OF EMPLOYER                   SIGNATURE
----     ---------------------------  ---------------------------  ---------------------------
  19     ---------------------------  ---------------------------  ---------------------------
  19     ---------------------------  ---------------------------  ---------------------------

                                                                        ANNEX II

                                    UST INC.
                               RELEASE AGREEMENT

     THIS RELEASE, entered into this [  ] day of [          ] 1996 by Robert D.
Rothenberg, residing at [               ] (hereinafter referred to as the
"Employee").

                              W I T N E S S E T H:

     WHEREAS, the Employee and UST Inc., a corporation existing under the laws of Delaware and having its principal offices in Greenwich, Connecticut (hereinafter referred to as "UST"), entered into an employment agreement (the
"Employment Agreement") dated as of [           ], 199[ ], pursuant to Section
8(e)(ii) of which the Employee agreed and covenanted, upon a Termination by Mutual Consent (as defined in the Employment Agreement), to execute a general release of any and all claims he may have or may believe he has against UST and/or its officers, directors, employees, agents and representatives; and

     WHEREAS, the employment of the Employee was terminated as of [          ],
199[ ], in a Termination by Mutual Consent;

     NOW, THEREFORE, in consideration of the benefits to be provided to the Employee pursuant to the Employment Agreement, it is agreed as follows:

          1. The Employee voluntarily, knowingly and willingly releases and forever discharges UST, its parents, subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees and agents, and each of their predecessors, successors and assigns, from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever which against them the Employee or his executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever arising prior to the time the Employee signs this agreement.

          2. The release being provided by Employee in this agreement includes, but is not limited to, any rights or claims relating in any way to the Employee's employment relationship with UST, or the termination thereof, or under any statute, including the federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, or any other federal, state or local law or judicial decision.

          3. By signing this agreement, the Employee represents that he has not and will not in the future commence any action or proceeding arising out of the matters released hereby, and that he will not seek or be entitled to any award of legal or equitable relief in any action or proceeding that may be commenced on his behalf.

          4. The Employee acknowledges that UST has hereby advised him to consult with an attorney of his choosing prior to signing this agreement. The Employee represents that he has had the opportunity to review this agreement and, specifically, the release in paragraph 1, with an attorney of his choice. The Employee also agrees that he has entered into this agreement freely and voluntarily.

          5. The Employee acknowledges that he has been given at least twenty-one days to consider the terms of this agreement. Furthermore, once he has signed this agreement, the Employee shall have seven additional days from the date of signing this agreement to revoke his consent hereto. The agreement will not become effective until seven days after the date the Employee has signed it, which will be the effective date of this agreement.

     IN WITNESS WHEREOF, the Employee has executed this agreement as of the date first set forth above.

                                          --------------------------------------
                                          Employee

---------------------------------------------------
WITNESS